PRESS RELEASE

PATAPSCO BANCORP, INC.
For further information contact Michael J. Dee, President 410-285-9313

Patapsco Bancorp, Inc. Announces  2nd Quarter Results

Baltimore, Md. January 23, 2012 - Patapsco Bancorp, Inc. (OTC, Electronic Bulletin Board: PATD), the parent company of The Patapsco Bank, announces an unaudited net loss applicable to common shareholders of $955,000 or $0.48 diluted loss per share for its six months ended December 31, 2011 as compared to an unaudited net loss of $435,000 or $0.22 diluted loss per share for same period of the prior year.

The Company announced an unaudited net loss of $1.1 million or $0.54 diluted loss per share for the second quarter of its fiscal year ended June 30, 2012 compared to an unaudited net loss of $445,000 or $0.23 diluted loss per share for the comparable period of the prior year.

The Company’s results were significantly impacted by a $1.3 million provision for loan losses incurred during the quarter.  This amount is $279,000 or 28% higher than the provision incurred during the quarter ended December 31, 2010.  Non-performing assets were 6.26% of total assets at December 31, 2011 compared to 4.40% at June 30, 2011 and 5.34% at December 31, 2010.  The provision for loan losses for the six months ended December 31, 2011 was $1.6 million a 23% increase compared to $1.3 million recorded in the comparable period last year.  The ratio of the allowance for loan losses to total loans was 2.67% at December 31, 2011 compared to 2.25% at June 30, 2011 and 2.24% at December 31, 2010.

As of December 31, 2011, Patapsco Bancorp, Inc. reported total assets of $254 million, deposits of $225 million and stockholders’ equity of $13.4 million compared to $265 million, $231 million and $14.4 million at June 30, 2011, the Company’s previous fiscal year-end.  The Patapsco Bank remains well capitalized at all levels.

Attached hereto is a summary of the unaudited financial highlights for the periods mentioned.

The Patapsco Bank serves its community from its Baltimore County offices located in Dundalk, Glen Arm and Carney, and its Baltimore City office located in Hampden.

When used in this Press Release, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in Patapsco Bancorp’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Patapsco Bancorp’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Patapsco Bancorp wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Patapsco Bancorp wishes to advise readers that the factors listed above could affect Patapsco Bancorp’s financial performance and could cause Patapsco Bancorp’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  Patapsco Bancorp does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

	For the Six Months Ended		For the Three Months Ended
	December 31,		December 31,
(Dollars in thousands, except per share data)	2011	2010	2011	2009

OPERATING RESULTS:
Interest Income	$5,820	$6,514	$2,813	$3,211
Interest Expense	1,671	2,318	799	1,105
Net Interest Income	4,149	4,196	2,014	2,106
Provision For Loan Losses	1,596	1,298	1,273	994
Net Interest Income After Provision
for Loan Losses	2,553	2,898	741	1,112
Other Noninterest Income	437	425	185	181
Noninterest Expense	3,751	3,733	1,912	1,872
Income Tax Benefit	0	(169)	0	(231)
Net Loss	(761)	(241)	(986)	(348)
Preferred Stock Dividends	194	194	97	97
Net Loss Available for Common Shareholders	$(955)	$(435)	$(1,083)	$(445)

PER SHARE DATA:
Net Loss per Common Share, Basic	$(0.48)	$(0.22)	$(0.54)	$(0.23)
Net Loss per Common Share, Diluted	$(0.48)	$(0.22)	$(0.54)	$(0.23)

Book Value per Common Share	$3.63	$5.57
Tangible Book Value per Common Share (1)	$3.57	$5.48
Period-End Common Stock Price	$0.90	$1.90
Common Stock Price as a Percentage of Tangible Book Value	25.21%	34.67%

PERFORMANCE RATIOS: (2)
Return on Average Assets	-0.58%	-0.18%	-1.52%	-0.50%
Return on Average Equity	-10.21%	-2.67%	-26.28%	-6.94%
Net Interest Margin	3.33%	3.29%	3.33%	3.34%
Net Interest Spread	3.18%	3.18%	3.18%	3.18%

	At
	December 31,	June 30,
	2011	2011
BALANCES:
Net Loans	$179,418	$182,570
Total Assets	$254,140	$264,630
Deposits	$225,004	$231,306
Borrowings	$14,000	$17,000
Stockholders' Equity	$13,375	$14,353

CAPITAL & CREDIT QUALITY RATIOS:
Bank Leverage ratio	7.34%	7.26%
Bank Tier 1 Risked Based ratio	11.62%	11.67%
Bank Total Risked Based ratio	12.89%	12.94%
Allowance For Loan Losses to Total Loans	2.67%	2.25%
Nonperforming Assets to Total Assets	6.26%	4.40%
Allowance For Loan Losses to Nonperforming Loans	36.51%	42.17%

(1) Tangible book value per share deducts intangible assets from common equity.
(2) Amounts for the three and six month periods ended December 31, 2011 and 2010 are annualized.